UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act Of 1934

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HAWAIIAN HOLDINGS INC

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HAWAIIAN HOLDINGS, INC.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(808) 835-3700

May 10, 2022

LETTER FROM COMPENSATION COMMITTEE TO

SUPPLEMENT THE PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2022

Dear Shareholder,

We are republishing this letter from the Compensation Committee of the board of directors of Hawaiian Holdings, Inc. (the “Compensation Committee” or “Committee”) as a supplement (“Supplement”) to update and amend our definitive proxy statement (“Proxy Statement”) filed with the Securities and Exchange Commission on April 7, 2022 regarding the 2022 Annual Shareholders Meeting of Hawaiian Holdings, Inc. (the “Meeting”) to be held on May 18, 2022 at 11:00 a.m. (Hawaii time) and at any postponements or adjournments thereof. In this Supplement, Hawaiian Holdings, Inc. is referred to as the “Company.”

The Company is republishing this Supplement to correct the Measurement Period and Goal Considerations dates presented in the tables below where they referenced 2022 instead of 2021 or 2020, as applicable, and to correct the reporting of our Actual Jul-Dec 2021 Adjusted EBITDAR.

Except as updated or supplemented by this Supplement, all information set forth in the Proxy Statement and in the supplement filed with the Securities and Exchange Commission earlier on May 10, 2022 remains unchanged. Capitalized terms used but not otherwise defined in this Supplement have the meanings assigned to such terms in the Proxy Statement. A copy of the Proxy Statement is available at www.sec.gov and on our website at https://newsroom.hawaiianairlines.com/investor-relations/filings.

We are filing this Supplement to provide more clarity and information regarding our Company’s executive compensation for 2021 and to further explain and respond to some concerns raised by Institutional Shareholder Services, Inc. (“ISS”). The Compensation Committee and Company believe that the additional information would be beneficial to shareholders and request that shareholders vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs (“Say-on-Pay”).

Below we provide important context for our 2021 compensation arrangements and address items raised by ISS.

Background for 2021 Decisions

Going into 2021, the outlook for the airline industry and for Hawaiian Airlines in particular was highly uncertain, given our dependence on leisure travel and both state and APAC country travel restrictions, which dramatically affected all the markets we serve: North America, inter-island, and Asia-Pacific.

Our 2020 incentive plans were significantly impacted by the pandemic, demonstrating the long-standing historic pay-for-performance linkage of our compensation programs. Our 2020 annual incentive plan payout was 0% and all active long-term incentive plan cycles were severely impacted: 2018-2020 LTI performance plan paid at 0%, our 2019-2021 LTI performance plan was expected to pay at 30%, and our 2020-2022 LTI performance plan was expected to pay at 0%. Importantly, the Committee continued to have these outstanding awards operate as intended and did not make any adjustments or modifications to those awards.

With continuing uncertainty facing our Company and our industry, as well as CARES Act / PSP limitations, we adopted several temporary changes to help improve the effectiveness of our compensation and incentive programs for 2021. These changes are fully disclosed in our Proxy Statement, including increased weighting on operational metrics in the annual incentive plan, the use of semi-annual measurement periods in the annual incentive plan, and the adoption of a 3-year annualized TSR performance metric for our long-term incentive plan. These changes were meant to address the extraordinary circumstances we faced and the need to incent and retain our management team during an unprecedented time when continuity and leadership were critical to the Company’s future.

As we emerge from the pandemic and from under CARES Act / PSP restrictions, we fully expect to transition back toward our pre-pandemic incentive structures. We have taken a partial step in that direction in 2022 and expect to make further progress in that regard in 2023.

Disclosure of 2021 Annual Incentive Plan Financial Metrics

As disclosed in the Proxy Statement, we use annual incentive compensation as a key element of our executive compensation program. The performance goals and the 2021 targets established by the Compensation Committee are described in the table below, including the relative weight given each category. The financial targets (cash flow before financing and CASM) reflect the then-current expectations based on the Company’s plans at that time.

Category	Weight	Measurement Period	Threshold		Target		Maximum		Actual
Financial Performance Goals
Cash Flow before Financing (in millions)	10%	Jan-Jun 2021	$(502.9)		$(335.2)		$(167.6)		$10.3
	10%	Jul-Dec 2021	$(418.6)		$(299.0)		$(179.4)		$(263.8)
Cost per Available Seat Mile, excluding fuel and special items (CASM)	5%	Jan-Jun 2021	14.52	¢	13.20	¢	12.54	¢	12.35	¢
	5%	Jul-Dec 2021	12.39	¢	11.02	¢	10.47	¢	10.37	¢
Non-Financial Performance Goals
Customer Satisfaction (Net Promoter Score)	20%	FY 2021	<46.5		52.0-54.9		>60.5		60.8
Employee Engagement (Advocacy) (Net Promoter Score)	20%	FY 2021	<0		10-24		>34		4
On-Time Arrivals (# of Months Ranked #1)	15%	FY 2021	0		5-7		12		7/12
Handling (Baggage Irregularity Reports, DOT Survey) (# Months in Top 3)	15%	FY 2021	0		4-6		12		12/12

The corporate performance portion of our annual incentive was additionally subject to a funding governor. This governor provided funding from 0% to 100% based on the Company’s Adjusted EBITDAR versus budget.

	Measurement Period	0% Funding	50% Funding	100% Funding @ Budget	Actual
Adjusted EBITDAR (in millions)	Jan-Jun 2021	$(475)	$(375)	$(270)	$(153)
	Jul-Dec 2021	$(26)	$(0)	$26	$24

As described in the Compensation Discussion and Analysis section of the Proxy Statement, the weighted average result of the metrics described above was 148% and the Company’s Adjusted EBITDAR level was at the 97.5% funding level, resulting in the Company portion of the annual incentive compensation plan being earned at 144%. Awards for each of the Named Executive Officers were then subject to individual cutbacks ranging from ~17% to ~61% in order to maintain compliance with CARES Act limits.

2021 Long-Term Incentives: Performance-Based RSUs

In early 2021, the continuously evolving and volatile environment made it particularly challenging to establish long-term performance goals under the Company’s historic plan design, which is based on return on invested capital and relative TSR goals. While we were aware some companies were shifting toward entirely time-based awards (i.e., RSUs), we believed it remained important to continue to subject a significant portion of our long-term incentive awards to performance conditions.

Following extensive deliberations, the Committee identified Absolute TSR as our preferred metric for 2021. The following factors contributed to this determination:

•	Absolute TSR would ensure our compensation would be aligned with the objective of recovering value for our shareholders.

•	Differences in our business and Hawaii’s quarantine rules made relative performance vs. other airlines less meaningful during this time.

•

Our stock price at the time was highly volatile as we remained subject to all of the permutations of and news about the pandemic. When calibrating goals for the 2021 award, we considered our 2020 stock price performance, during which our stock price swung wildly from highs in the $30 range to lows in the $8 range.

2021 Absolute TSR Performance Schedule
Annualized TSR	Price Equivalent	% of Shares Earned	Goal Considerations
n/a	$8.63	0%	~ 52-week low during 2020
-10%	$12.90	0%	~ lowest 30-day VWAP during 2H 2020
0%	$17.70	50%	Calibration point = Q4 2020 VWAP
+10%	$23.56	100%
+20%	$30.58	150%	~ close to highest 30-day VWAP since 2018

In consideration of the potential for continued significant price fluctuations, the Committee incorporated design attributes intended to protect the interests of shareholders:

•

Stock price performance would only be assessed during Q4 2023, to evaluate stock price performance at a point in time at which the business would have, hopefully, stabilized following the effects of the pandemic.

•	Because a portion of the award would pay out with a flat stock price, the maximum payout opportunity under the plan was reduced from 200% to 150%.

Relative Pay-for-Performance Comparisons

As discussed in our Proxy, during 2021, the Company began, and made remarkable progress toward, a recovery from the impact of the COVID-19 pandemic on the global economy and the travel industry, which had fallen to historic lows in 2020.

The rollout of COVID-19 vaccinations, along with the easing of restrictions in various locations, led to improved domestic travel demand during 2021; however, our total passenger revenue was down approximately 47.2% during 2021, as compared to 2019 before the pandemic. Further, restrictions on travel to and from various international locations (including those within our network) remain in effect which continued to suppress international travel demand. International passenger revenue, which had represented 26% our total passenger revenue in 2019, was down approximately 90% during 2021, as compared to 2019.

We think that it is also important to note that the set of companies that ISS selects for performance comparison with the Company is made up of two-thirds logistics companies and not airlines. These companies lack exposure to commercial passenger traffic and faced a very different set of circumstances than airlines during the pandemic. In fact, many of those companies thrived during the pandemic as supply chain issues created even greater demand for their services, while our business was severely constrained by state of Hawaii and APAC country travel restrictions, dramatically affecting all the markets we serve: North America, inter-island, and Asia-Pacific. Importantly for our Compensation Committee when making decisions, we do not view any of those logistics companies to be competitors for talent – and have not experienced any flow of talent to, or from, such organizations.

We appreciate your consideration of this additional context and request that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

Mahalo,

/s/ Crystal Rose, Chair

on behalf of the Compensation Committee